Exhibit 99.2

Amendment No. 3 to the 2000 Equity Incentive Plan

     The Therma-Wave, Inc. 2000 Equity Incentive Plan, as amended, (the “Plan”) adopted by Therma-Wave, Inc., a Delaware corporation (the “Company”) is hereby further amended effective as of August 23, 2004 by deleting Section 10(f) of the Plan and restating it in its entirety as follows:

(f) Change in Control. In the event of a Change in Control, only if provided in the Option Agreement or an amendment thereto, an Option awarded under this Plan not previously vested and not previously exercisable may immediately become fully vested and fully exercisable on terms and to the extent determined by the Administrator. The Administrator in its sole discretion may direct the Company to cash out all outstanding Options as of the date a Change in Control occurs or such other date as the Administrator may determine prior to the Change in Control.

Capitalized terms used herein and not defined have the meaning set forth in the Plan.

     To record the due adoption of the foregoing amendment, the Company has caused the execution hereof by its duly authorized officer as of the date first written above.

Therma-Wave, Inc.
By:	/s/ L. Ray Christie
	Name:	L. Ray Christie
	Title:	Vice President, Chief Financial Officer and Secretary